Dated 15 June 2013

Consultancy Agreement

between

Coda Octopus Group, Inc.

and

Pemanaco Limited

CONTENTS

Clause

1.	Interpretation	1
2.	Term of engagement and Restrictions on Substitution	3
3.	Duties	3
4.	Directorship	4
5.	Directors’ and Officers’ Insurance and Indemnity	5
6.	Compensation and Benefits	5
7.	Other activities	6
8.	Confidential information and Company property	6
9.	Intellectual property	7
10.	termination	8
11.	Obligations upon termination	9
12.	Status	10
13.	Post-Termination Restrictions	10
14.	Notices	11
15.	Entire Agreement and previous contracts	12
16.	Variation	12
17.	Counterparts	12
18.	Third party rights	12
19.	Governing law and jurisdiction	12

SCHEDULE

Schedule	Services	13

THIS AGREEMENT is dated June 15, 2010

Parties

(1)	Coda Octopus Group, Inc., a Delaware corporation, (“Coda Octopus”), with a headquarters address at 4020 Kidron Road, Suite #4, Lakeland, 33811, Florida, United States of America (Company); and

(2)	Pemanaco Limited, a corporation incorporated in England and Wales, with its address at 145-157 St John Street, London, EC1V 4PW, United Kingdom (Consultant Company).

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this Clause apply in this Agreement (unless the context requires otherwise).

Board: the board of directors of the Company (including any committee of the board duly appointed by it).

Business: (i) any subsea visualization company or business (incorporated or unincorporated), or (ii) any other business in which Coda Octopus is engaged or is actively planning to engage as of the date of the Termination of this Agreement.

Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

Cause: means any of the matters set forth in clauses 2.3 (Substitution) and 10.1(a) through to (e) inclusive.

Commencement Date: June 15, 2013

Confidential Information: information which is non-public and (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, financial affairs of the Company or any Group Company for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business and/or products of the Company or any Group Company or any of its or their business contacts, customer data or key staff information.

Convenience: termination of this Agreement by the Company without Cause.

Engagement: the engagement of the Consultant Company by the Company on the terms of this Agreement.

Fees: the monthly amount to be paid by the Company for the Services to be provided by the Individual through the Consultant Company and which are set forth in Clause 6 of this Agreement.

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Group Company: the Company, any company of which it is a Subsidiary (its holding company) and any Subsidiaries of the Company or of any such holding company.

Incapacity: any sickness or injury which prevents the Individual from carrying out his duties.

Individual: Annmarie Gayle

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation made by the Consultant Company or by the Individual in connection with the provision of the Services, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Management Incentive Scheme: the bonus scheme put in place by the Board of Directors of Coda Octopus Group, Inc. which is intended to incentivise the management to perform the Group’s annual business plan and under which a bonus (Stock Grants or Cash ) is payable for the achievement of certain performance milestones.

Restricted Business: any business which competes with the Business at the relevant point in time

Restricted Customer: any firm, company or person who, during the 6 months prior to Termination, was a customer of or in the habit of dealing with the Company or any Group Company with whom the Consultant or the Individual had contact or about whom he became aware or informed in the course of his engagement under this Agreement.

Restricted Person: anyone employed or engaged by the Company or any Group Company and who could materially damage the interests of the Company or any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom the Consultant Company or Individual dealt in the twelve (12) months prior to Termination in the course of its or his Engagement.

Services: those set forth in Schedule 1 hereto.

Termination Date: for the purpose of this Agreement, the termination date shall mean the date when notice of termination is given.

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1.2	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6	The schedules to this Agreement form part of (and are incorporated into) this Agreement.

2.	Term of engagement and Restrictions on Substitution

2.1	The Company shall engage the Consultant Company and the Consultant Company shall make available to the Company the Individual to provide the Services on the terms and conditions of this Agreement.

2.2	The Engagement shall be deemed to have commenced on the Commencement Date and shall continue, subject to the remaining terms of this Agreement, until terminated by either party giving the other not less than twelve (12) months’ prior notice of termination in writing.

2.3	The Consultant Company agrees that only the Individual shall perform the Services and as such the Consultant Company shall not be entitled to substitute the Individual and if the Individual is unable to provide the Services this Agreement shall be terminated forthwith and this shall constitute Cause within the meaning of this Agreement.

3.	Duties

3.1	During the Engagement the Consultant Company shall, and (where appropriate) shall procure that the Individual shall:

(a)	provide the Services with all due care, skill and ability and use its or his best endeavours to promote the interests of the Group and the companies within the Group.

(b)	unless the Individual is prevented by ill health or accident, devote at least 180 hours in each calendar month to the carrying out of the Services together with such additional time if any as may be necessary for their proper performance;

(c)	promptly give to the Board all such information and reports as it may reasonably require in connection with matters relating to the provision of the Services or the business of any Group Company.

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3.2	If the Individual is unable to provide the Services due to illness or injury the Consultant Company shall advise the Company of that fact as soon as reasonably practicable and shall provide such evidence of the Individual’s illness or injury as the Company may reasonably require.

3.3	The Consultant Company shall procure that the Individual is available at all times on reasonable notice to provide such assistance or information as the Company may require.

3.4	The Consultant Company shall, and shall procure that the Individual shall, comply with all reasonable standards of safety and comply with the Company’s health

3.5	safety procedures from time to time in force at the premises where the Services are provided and report to the Company any unsafe working conditions or practices. On termination of the Engagement, the Consultant Company shall be entitled to be paid in lieu of accrued but untaken holiday by the Individual. The amount of the payment in lieu shall be calculated on the basis that each day of paid holiday is equal to 1/260 of the Fees payable in accordance with the terms of this Agreement.

3.6	If the Individual has taken more holiday than his accrued entitlement at the date of termination of the Engagement, the Company shall be entitled to deduct the appropriate amount from any payments due to the Consultant Company (on the basis that each day of paid holiday is equal to 1/260 of the Fees payable in accordance with the terms of this Agreement.

3.7	If either party has served notice to terminate the Engagement, the Company may require the Individual to take any accrued but unused holiday entitlement during the notice period.

4.	Directorship

4.1	Except with the prior approval of the Board, or as provided in the byelaws of the Company, the Individual shall not resign as a director of the Company.

4.2	All directors are subject to re-election at the Company’s Annual General Meeting. The appointment as a Director shall automatically terminate if the Individual is not re-elected at the Annual General Meeting of Stockholders or if he becomes prohibited by law from serving as a Director.

4.3	If during the Appointment the Individual ceases to be a director of the Company (otherwise than by reason of his death, resignation or disqualification pursuant to the byelaws of the Company, as amended from time to time, or by statute or court order) the Engagement shall continue with the Individual in all other respects, except as a director and the terms of this Agreement (other than those relating to the holding of the office of director) shall continue in full force and effect. The Individual shall have no claims in respect of such cessation of office.

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5.	Directors’ and Officers’ Insurance and Indemnity

5.1	Subject to the terms of the Company’s directors and officers liability insurance policy, during and for a period of a maximum of three (3) years after termination the Individual shall be entitled to director and officer insurance coverage for his acts and/or omissions while an officer and/or director of the Company on a basis no less favourable than the coverage provided current officers and directors.

5.2	In the event that there is a shortfall in the D&O Insurance cover including any compulsory excess that may be applicable, the Company shall indemnify the Consultant Company on a $ for $ basis for any amounts that he may pay in respect of any actions or liability arising out of or in connection with the Individual serving as a director of the Company.

6.	Compensation and Benefits

6.1	Fees

The Fee to be paid by the Company to the Consultant Company for the Services of the Individual shall be a monthly amount of $19,167.

6.2	Incentive Plan

Unless otherwise agreed in writing, the Individual shall be entitled to participate in the Company’s Management Incentive Scheme to include a Chief Executive Bonus of $100,000 for achievement of target, payable dependent upon performance. Any payments (whether in cash or kind) are contingent upon achieving the annual defined performance milestones.

6.3	Reimbursement of Expenses

(a)	The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Individual in providing the Services, subject to compliance with the Company’s Expenses Policy in force from time to time including production of receipts or other evidence of the expense claimed by the Consultant Company and which may be reasonably requested by the Company.

(b)	The Consultant Company shall abide by the Company’s policies on expenses as communicated to it from time to time and shall procure that the Individual complies fully with these policies.

(c)	Any credit card supplied to the Individual by the Company (or any of its subsidiaries) shall be used only for expenses incurred by him in the course of the Engagement.

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6.4	Paid Time Off

(a)	The Individual shall be entitled to 30 days’ paid holiday in each holiday year together with the usual public holidays in England and Wales.

(b)	If either party has served notice to terminate the Engagement, the Company may require the Individual to take any accrued but unused holiday entitlement during the notice period.

7.	Other activities

7.1	Subject to Clause 7.2, during the Engagement the Consultant Company shall procure that the Individual shall not, except as a representative of the Group, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any Capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation) except with the prior written approval of the Company.

7.2	Notwithstanding Clause 7.1 of this Agreement, the Consultant Company and/or Individual may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by the Group.

8.	Confidential information and Company property

8.1	The Consultant Company acknowledges that in the course of the Engagement it and the Individual will have access to Confidential Information. The Consultant Company has therefore agreed to accept the restrictions in this Clause 8.

8.2	The Consultant Company shall not, and shall procure that the Individual shall not (except in the proper course of its or his duties) either during the Engagement or at any time after the Termination Date, use or disclose to any firm, person or company (and shall use its best endeavours and procure that the Individual shall use its best endeavours to prevent the publication or disclosure of) any Confidential Information. This restriction does not apply to:

(a)	any use or disclosure authorised by the Company or required by law; or

(b)	any information which is already in, or comes into, the public domain otherwise than through the Consultant Company’s or the Individual’s unauthorised disclosure.

8.3	All documents, manuals, hardware and software provided for the Individual’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones if provided by the Company), remain the property of the Company.

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9.	Intellectual property

9.1	The Consultant Company hereby assigns to the Company all existing and future Intellectual Property Rights in the Works and the Inventions and all materials embodying such rights to the fullest extent permitted by law. Insofar as they do not so vest automatically by operation of law or under this Agreement, the Consultant Company holds legal title in such rights and inventions on trust for the Company.

9.2	The Consultant Company undertakes to the Company:

(a)	to notify to the Company in writing full details of all Works and Inventions promptly on their creation;

(b)	to keep confidential the details of all Inventions;

(c)	whenever requested to do so by the Company and in any event on the termination of the Engagement, promptly to deliver to the Company all correspondence, documents, papers and records on all media (and all copies or abstracts of them), recording or relating to any part of the Works and the process of their creation which are in his possession, custody or power;

(d)	not to register nor attempt to register any of the Intellectual Property Rights in the Works, nor any of the Inventions, unless requested to do so by the Company; and

(e)	to do all acts necessary to confirm that absolute title in all Intellectual Property Rights in the Works and the Inventions has passed, or will pass, to the Company,

and confirms that the Individual has given written undertakings in the same terms to the Consultant Company.

9.3	The Consultant Company warrants that:

(a)	it has not given and will not give permission to any third party to use any of the Works or the Inventions, nor any of the Intellectual Property Rights in the Works;

(b)	it is unaware of any use by any third party of any of the Works or Intellectual Property Rights in the Works; and

(c)	the use of the Works or the Intellectual Property Rights in the Works by the Company will not infringe the rights of any third party,

and confirms that the Individual has given written undertakings in the same terms to the Consultant Company.

9.4	The Consultant Company acknowledges that no further remuneration or compensation other than that provided for in this Agreement is or may become due to the Consultant Company in respect of the performance of its obligations under this Clause 9.

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9.5	The Consultant Company undertakes to execute all documents, make all applications, give all assistance and do all acts and things, at the expense of the Company and at any time either during or after the Engagement, as may, in the opinion of the Board, be necessary or desirable to vest the Intellectual Property Rights in, and register or obtain patents or registered designs in, the name of the Company and otherwise to protect and maintain the Intellectual Property Rights in the Works. The Consultant Company confirms that the Individual has given written undertakings in the same terms to the Consultant Company.

9.6	The Consultant Company hereby irrevocably appoints the Company to be its attorney to execute and do any such instrument or thing and generally to use its name for the purpose of giving the Company or its nominee the benefit of this Clause 9 and acknowledges in favour of a third party that a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this Clause 9 shall be conclusive evidence that such is the case.

10.	termination

10.1	Notwithstanding the provisions set forth in Clause 2.2 hereof, the Company may terminate the Engagement with immediate effect for Cause without notice and with no liability to make any further payment to the Consultant Company or the Individual (other than those set out in Clause 10.2. hereof).

10.2	In this context “Cause” shall mean if the Consultant Company and/or the Individual:

(a)	is guilty of any gross misconduct affecting the business of the Company or any Group Company; or

(b)	commits any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuses or neglects to comply with any reasonable and lawful directions of the Board; or

(c)	is, in the reasonable opinion of the Board, negligent and incompetent in the performance of his duties; or

(d)	is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Company or the Board brings or is likely to bring the Individual or the Company or any Group Company into disrepute or is materially adverse to the interests of any Group Company; or

(e)	is unable by reason of Incapacity to perform his duties under this Agreement for an aggregate period of 12 weeks in any 52 weeks’ period; or

(f)	seeks to substitute the Individual under the circumstances set out in Clause 2.3 of this Agreement.

10.3	The rights of the Company under clause 10.1 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this Agreement by the Individual as having brought the Agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

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11.	Obligations upon termination

11.1	On the Termination Date the Consultant Company shall, and shall procure that the Individual shall:

(a)	immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of any Group Company or their business contacts, any keys, and any other property of any Group Company, which is in its or his possession or under its or his control;

(b)	irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in its or his possession or under its or his control outside the premises of the Company; and

(c)	provide a signed statement that it has complied fully with its obligations under this Clause 11 and procure that the Individual also provides such signed statement.

11.2	Regardless of the reason for any termination of this Agreement, the Consultant Company shall be entitled to:

(a)	any unpaid portion of the Fees through to Termination Date;

(b)	reimbursement of any outstanding business expenses which are properly incurred in accordance with the Company’s expense policy and/or practice in force from time to time.

(c)	Directors’ and Officers’ insurance coverage in accordance with the terms of this Agreement.

11.3	Termination payments due under this Agreement shall be made no later than within 60 days of the termination date.

11.4	In the event that the Company terminates for Convenience, the Company shall, in addition to the payments provided for in Clause 11.2, pay the Consultant Company the following:

(a)	A lump sum payment equal to one times the sum of the annual Fees payable to the Consultant Company for the Services of the Individual; and

(b)	a separation bonus of $150,000 (whether or not the performance milestones have been achieved); and

(c)	vesting of any stock grant provided for in the Management Incentive Plan.

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12.	Status

12.1	The relationship of the Consultant Company (and the Individual) to the Company will be that of independent contractor and nothing in this Agreement shall render it (nor the Individual) an employee, worker, agent or partner of the Company and the Consultant Company shall not hold itself out as such and shall procure that the Individual shall not hold himself out as such.

12.2	This Agreement constitutes a contract for the provision of services and not a contract of employment and accordingly the Consultant Company shall be fully responsible for and shall indemnify the Company or any Group Company for and in respect of payment of the following within the prescribed time limits:

(a)	any income tax, National Insurance and Social Security contributions and any other liability, deduction, contribution, assessment or claim arising from or made in connection with either the performance of the Services or any payment or benefit received by the individual (or their associates) in respect of the Services, where such recovery is not prohibited by law. The Consultant Company shall further indemnify the Company against all reasonable costs, expenses and any penalty, fine or interest incurred or payable by the Company in connection with or in consequence of any such liability, deduction, contribution, assessment or claim;

(b)	any liability for any employment-related claim or any claim based on worker status (including reasonable costs and expenses) brought by the Individual or any Substitute against the Company arising out of or in connection with the provision of the Services, except where such claim is as a result of any act or omission of the Company.

12.3	The Company may at its option satisfy such indemnity (in whole or in part) by way of deduction from payments due to the Consultant Company or the Individual.

13.	Post-Termination Restrictions

13.1	In order to protect the Confidential Information, trade secrets and business connections of the Company and each Group Company to which the Consultant Company and/or Individual has access as a result of the Engagement, the Consultant Company covenants with the Company and shall procure that the Individual also enters into similar covenants benefiting the Company that neither the Consultant Company nor the Individual shall:

(a)	for 12 months after Termination solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business; or

(b)	for 12 months after Termination in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person; or

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(c)	for 12 months after Termination, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business; or

(d)	for 12 months after Termination be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or

(e)	at any time after Termination, represent himself as connected with the Company or any Group Company in any Capacity.

13.2	None of the restrictions in Clause 13 shall prevent the Consultant Company or the Individual from:

(a)	being engaged or concerned in any business concern insofar as the Consultant’s duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or

(b)	being engaged or concerned in any business concern, provided that the Consultant’s duties or work shall relate solely to services or activities of a kind with which the Consultant Company or the Individual was not concerned to a material extent in the twelve (12) months prior to Termination.

13.3	The restrictions imposed on the Consultant Company and Individual by Clause 13.1 apply to either of them acting:

(a)	directly or indirectly including through legal or natural persons under his control or related to him; and

(b)	on his own behalf or on behalf of, or in conjunction with, any firm, company or person.

13.4	Each of the restrictions in this Clause 13 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

14.	Notices

14.1	Any notice given under this Agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it personally, or sending it by pre-paid recorded delivery or registered post to the relevant party at its registered office for the time being or by sending it by fax to the fax number notified by the relevant party to the other party. Any such notice shall be deemed to have been received:

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(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting;

(c)	in the case of fax, at the time of transmission.

14.2	In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post or that the notice was transmitted by fax to the fax number of the relevant party).

15.	Entire Agreement and previous contracts

Each party on behalf of itself and (in the case of the Company, as agent for any Group Companies) acknowledges and agrees with the other party the Company acting on behalf of itself and as agent for each Group Company) that:

(a)	this Agreement together with any documents referred to in it constitute the entire Agreement and understanding between the Consultant Company and the Company and any Group Company and supersedes any previous Agreement between them relating to the Engagement (which shall be deemed to have been terminated by mutual consent);

(b)	in entering into this Agreement neither party nor any Group Company has relied on any pre-contractual statement; and

(c)	the only remedy available to it for breach of this Agreement shall be for breach of contract under the terms of this Agreement and each party shall have no right of action against any other party in respect of any pre-contractual statement. Nothing in this Agreement shall, however, operate to limit or exclude any liability for fraud.

16.	Variation

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

17.	Counterparts

This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

18.	Third party rights

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person other than the Consultant Company and the Company shall have any rights under it. The terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by Agreement in writing between the parties or this Agreement may be rescinded (in each case), without the consent of any third party.

19.	Governing law and jurisdiction

19.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

19.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.

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Schedule	Services

The Individual’s Position Title: Group Chief Executive Officer

The Individual reports to: Board of Directors of Coda Octopus Group, Inc.,

Job Summary

The Individual serves as chief executive of Coda Octopus Group, Inc., and, in partnership with the Board, is responsible for the success of Coda Octopus Group, Inc. Together, the Board and the Individual assure the accomplishment of Coda Octopus’ mission and vision and its business plans, and the accountability of Coda Octopus to its diverse constituents.

The Board delegates responsibility for management and day-to-day operations to the Individual, and she has the authority to carry out these responsibilities, in accordance with the direction and policies established by the Board. The Individual provides direction to the Board enabling it to carry out its governance functions.

Accountabilities

1)	Mission, policy and planning

a)	Helps the Board determine Coda Octopus’ values, mission, vision, and short- and long-term goals.

b)	Helps the Board monitor and evaluate Coda Octopus’ effectiveness and results.

c)	Keeps the Board fully informed on the condition of Coda Octopus and on all the important factors influencing it.

Identifies problems and opportunities and addresses them; brings those which are appropriate to the Board and/or its committees; and, facilitates discussion and deliberation.

Informs the Board and/or its committees about trends, issues, problems and activities in order to facilitate policy-making and recommends policy positions.

2)	Management and administration

a)	Provides general oversight of all Coda Octopus’ activities, manages the day-to-day operations, and assures a smoothly functioning, efficient organization.

b)	Assures organizational stability through development and implementation of standards and controls, systems and procedures, and regular evaluation.

c)	Recommends staffing and financing to the Board of Directors. In accordance with Board action, recruits personnel, negotiates professional contracts, and sees that appropriate salary structures are developed and maintained.

d)	Specifies accountabilities for management personnel and evaluates performance regularly.

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3)	Governance

a)	Helps the Board articulate its own role and accountabilities and that of its committees and individual members, and helps evaluate performance regularly.

b)	Works with the Board Chair to enable the Board to fulfill its governance functions and facilitates the optimum performance by the Board, its committees and individual Board members.

c)	Focuses Board attention on long-range strategic issues.

4)	Financing

a)	Promotes products and product development that are produced in a cost-effective manner, employing economy while maintaining an acceptable level of quality.

b)	Oversees the fiscal activities of the organization including budgeting, reporting and audit.

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Executed by Coda Octopus Group acting by Geoff Turner, Deputy Group Chief Executive Officer and Director

Executed by Pemanaco Limited acting by Annmarie Gayle, director
Signature and Date: 15 June 2013

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